                           SUBSCRIPTION AGREEMENT


            Subscription Agreement (the "Agreement") dated November 25,
1992 between Sub Debt Partners Corp. a Delaware corporation (the
"Corporation"), on the one hand, and Corporate Partners, L.P., a Delaware limited partnership ("Corporate Partners"), Corporate Offshore Partners, L.P., a Bermuda limited partnership ("Corporate offshore Partners"), and State Board of Administration of Florida, a body corporate organized under the constitution of the State of Florida, solely in its capacity as a managed account under an Investment Management Agreement with Corporate Advisors, L.P. ("Florida"), on the other hand.

                            W I T N E S S E T H:

            WHEREAS, the Corporation will hold certain interests (the "Interests") represented by receipts issued by the PRD Stripped Convertible Trust 1992-I (the "Trust") pursuant to a Trust Agreement, dated as of November 20, 1992, among the Corporation, as Tax Partner, Corporate Partners, Corporate Offshore Partners and Florida, collectively as Grantors, and Chemical Bank, as Trustee (the "Trust Agreement"); and

            WHEREAS, the Interests will be treated as interests in a partnership for Federal income tax purposes and, pursuant to Section 4.03 of the Trust Agreement, the Corporation will pay the costs and expenses of the Trustee, and will be personally liable for the liabilities and expenses of the Trust to the extent the assets of the Trust are not sufficient to pay such liabilities and expenses (the "Tax Partner Guaranty"); and

            WHEREAS, the Corporation has 5,000 authorized shares of common stock, par value $1.00 per share (the "Shares"), of which 1, 000 are issued and outstanding and owned by Corporate Partners, Offshore Corporate Partners, and Florida (collectively, "Shareholders" and individually, a "Shareholder") as follows:

                                           Number of        Ownership
                                           Shares Owned     Percentage

Corporate Partners                             844            84.4%

Offshore Corporate
Partners                                       58              5.8%

Florida                                        98              9.8%

            WHEREAS, the Shareholders are willing to subscribe for additional Shares in proportion to their respective ownership percentages set forth above (each, a "Subscription Percentage").

            NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            Section 1. Subscription Obligation. At any time during the term of this Agreement, the Corporation may (or, in the circumstances set forth in Section 3 below, a creditor of the Corporation shall have the right to require the Corporation to) elect to issue and sell any or all of the authorized but unissued Shares to the Shareholders at a per Share price (the "Issue Price") to be determined by the Board of Directors of the Corporation, and each Shareholder unconditionally agrees to subscribe for and pay for Shares with an aggregate Issue Price up to the product of its Subscription Percentage times $16 million. The issuance and sale of such Shares shall take place on any business day (the "Issue Date") as the Corporation shall (or, in the circumstances set forth in Section 3 below, a creditor of the Corporation shall have the right to require the Corporation
to) designate upon not less than twenty business days' written notice to the Shareholders on such Issue Date, each Shareholder hereby agrees to pay to the corporation in consideration of the Corporation's issuance of the Shares an amount equal to the product of its Subscription Percentage times the aggregate Issue Price of the Shares being issued and sold on such date; provided, however, that no Shareholder shall be obligated to purchase Shares on an Issue Date to the extent such Shares have an aggregate Issue Price, when added to the aggregate Issue Price of any Shares previously purchased by such Shareholder pursuant to its obligations hereunder, in excess of the product of such Shareholder's Subscription Percentage times $16 million.

            Section 2. Authorized but Unissued Shares. At all times during the term of this Agreement prior to the date on which the Shareholders' obligations under Section 1 hereof shall be satisfied in full, the Corporation shall maintain an adequate number of authorized but unissued Shares for issuance and sale to the Shareholders in accordance with the provisions hereof.

            Section 3. Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their successors and assigns. In addition, creditors of the Corporation are intended beneficiaries of this Agreement and the benefits of this Agreement shall inure to them, and they shall have the right to enforce this Agreement to the extent necessary to satisfy the claims of such creditors, including, without limitation, the right to require the corporation to exercise its rights under Section 1 hereof.

                        Section 4. Assumption of Obligations. At any time during the life of this Agreement, the obligations of a Shareholder under this Agreement may be assumed in whole or in part by any person (a "Transferee"), provided that the Transferee (i) agrees to maintain sufficient assets that are subject to the obligations assumed hereunder,
(ii) provides an opinion of counsel to the effect that after such transfer the Trust will continue to be a partnership for Federal income tax purposes, and (iii) obtains the approval of holders of 66-2/3% in aggregate face amount of the Stripped Debt Receipts issued by the Trust, which approval shall not be unreasonably withheld. A Shareholder whose obligations under this Agreement are assumed by a Transferee shall be relieved and discharged of all such obligations and the Transferee shall become liable for such obligations to the same extent and subject to the same limitations as if such Transferee were such Shareholder.

            Section 5. Term . This Agreement shall be effective beginning on the date hereof and shall terminate upon termination of the Tax Partner Guaranty in accordance with Section 12.06 of the Trust Agreement.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

                                          SUB DEBT PARTNERS CORP.


                                          By:
                                            Name:  Lester Pollack
                                            Title: Chairman of the
                                                   Board of Directors




                                          CORPORATE PARTNERS, L.P.

                                          By:   CORPORATE ADVISORS, L.P.
                                                General Partner

                                                By:   LFCP CORP.
                                                      General Partner

                                          By:
                                            Name:  Lester Pollack
                                            Title: Chairman of the
                                                   Board of Directors




                                          CORPORATE OFFSHORE PARTNERS, L.P.

                                          By:   CORPORATE ADVISORS, L.P.
                                                General Partner

                                                By:   LFCP CORP.
                                                      General Partner


                                                By:
                                                  Name:  Lester Pollack
                                                  Title: Chairman of the
                                                         Board of Directors




                                          STATE BOARD OF ADMINISTRATION
                                             OF FLORIDA

                                          By:   CORPORATE ADVISORS, L.P.
                                                Attorney-in-Fact

                                                By:   LFCP CORP.
                                                      General Partner


                                                By:
                                                  Name:  Lester Pollack
                                                  Title: Chairman of the
                                                         Board of Directors